                                                                (CITIGROUP LOGO)


FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
RE: LITIGATION TRACKING WARRANTS (NASDAQ: GSBNZ)
MAY 23, 2005

        EXERCISE PERIOD FOR CITIGROUP'S LITIGATION TRACKING WARRANTS WILL
                             EXPIRE ON JUNE 3, 2005

New York - As announced by Citigroup in a news release issued on April 5, 2005, the 60-day exercise period for Citigroup's Litigation Tracking Warrants (the "LTWs") will end on June 3, 2005, after which the LTWs will expire and will no longer be exercisable.

The LTWs were initially issued by Golden State Bancorp Inc. ("GSB") in connection with Glendale Federal Bank v. United States, an action by Citibank
(West), as successor by acquisition to Glendale Federal Bank, against the United States government. Citigroup assumed the LTWs in connection with its acquisition of GSB in 2002.

As disclosed by Citigroup on April 5, 2005, each LTW is exercisable for 0.02302 share of Citigroup common stock and $0.6727 in cash, or $0.6725 in cash per LTW after deduction of the Exercise Price of $0.0002 per LTW.

Exercise of the LTWs shall be effected by sending the LTW certificates, accompanied by a properly completed and executed letter of transmittal and other required documents, to Citibank, N.A., the Warrant Agent, prior to 5:00 p.m., New York City time, on June 3, 2005, at one of the addresses set forth on the letter of transmittal. Guaranteed delivery procedures are available, but only if the LTWs are surrendered by book-entry transfer through the facilities of The Depository Trust Company.

Additional details about the LTWs can be found in the prospectus supplement with respect to shares of Citigroup common stock issuable upon exercise of the LTWs that Citigroup filed with the Securities and Exchange Commission and mailed to LTW holders on April 5, 2005. LTW holders are urged to consult with their respective financial advisers before the expiration date of the LTWs.

                                       ###


Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

Shareholder Contact:    Anita Gillespie (860) 308-5317

Media Contact:          Janis Tarter (415) 658-4256
                        Shannon Bell (212) 793-6206